                                                                       EXHIBIT 8

                                 July 9, 1996


General Partners
Wells Real Estate Fund X, L.P. and
Wells Real Estate Fund XI, L.P.
3885 Holcomb Bridge Road
Norcross, Georgia  30092

     Re:  Wells Real Estate Fund X, L.P. and
          Wells Real Estate Fund XI, L.P.

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax aspects of the offering and sale of Units of limited partnership interest in Wells Real Estate Fund X, L.P., a Georgia limited partnership, and Wells Real Estate Fund XI, L.P., a Georgia limited partnership (hereinafter singly referred to as the "Partnership" and collectively referred to as the "Partnerships"), both of which have Wells Partners, L.P., a Georgia limited partnership, and Leo
F. Wells, III, as general partners (the "General Partners"), all as described in the Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission on or about July 10, 1996, as amended (as amended, the "Registration Statement"), and the Prospectus included therein (as amended, the "Prospectus"). Capitalized terms used herein shall have the meaning ascribed to them in the "Glossary" section of the Prospectus or as set forth in Article III of the Amended and Restated Agreement of Limited Partnership of the Partnership included in the Prospectus.

     In order to render our opinion, we have reviewed and relied upon (a) executed copies of the Certificates of Limited Partnership of the Partnerships dated June 20, 1996; (b) the Prospectus; and (c) representations of the General Partners as provided herein and as disclosed in the Prospectus, including, inter
                                                                           -----
alia, that: (i) all statements and information in the Prospectus are accurate
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and complete; (ii) the Partnerships will be operated in a business-like manner and substantially in accordance with the Partnership Agreements and Prospectus; and (iii) the General Partners have an aggregate net worth on a fair market value basis currently in excess of $2,668,000. We have assumed the accuracy of the representations contained in the Prospectus, that the Amended and Restated Agreement of Limited Partnership of each of the Partnerships (collectively, the "Partnership Agreement") will be executed substantially in the form included as Exhibit "B" to the Prospectus and that the Partnerships will be operated in accordance with the provisions of the Partnership Agreement. We have also relied upon, and based our interpretation on, pertinent provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder ("Regulations"), existing judicial decisions, and current administrative rulings and procedures issued by the Internal Revenue Service ("IRS"), all of which are subject to change, with or without retroactive application, by legislation, administrative action and judicial decision. Any changes in the facts assumed hereunder or in the Code or Regulations made subsequent to the date of this opinion could materially affect the statements made herein and have adverse effects on the income tax consequences of investing in the Partnership.

     This opinion is strictly subject to all of the terms, conditions and limitations set forth herein, and all references to this opinion contained in the Prospectus are expressly qualified by reference to the entirety of this opinion. Further, this opinion is directed primarily to individual taxpayers who are citizens of the United States. No opinion is given with respect to federal income tax aspects of the offering which depend upon a Limited Partner's particular circumstances, and no opinion is given with respect to the federal income tax consequences to any new Limited Partner substituted for a Limited Partner. The opinions expressed herein also do not extend to a continuation of operations following the resignation or removal of the General Partners.

     In giving this opinion, we have considered and attempted to follow the guidelines of Formal Opinion 346 (revised) of the American Bar Association Standing Committee on Ethics and Professional Responsibility issued January 29, 1982, which requires that an attorney should, if possible, state his opinion as to the probable outcome on the merits of each material tax issue, i.e., each
                                                                  ----
issue that would have a significant effect in sheltering income from sources other than the Partnership from federal income taxes by providing deductions in excess of the income of the Partnership. In this regard, it should be noted that the General Partners do not intend for an investment in the Partnership to be a tax shelter; however, it is possible that holders of the Class B Status Units may be allocated deductions in a given year in excess of income allocated to them from the Partnership. Accordingly, our opinion attempts to address each material tax issue that involves a reasonable possibility of challenge by the IRS; however, it should be noted that this opinion is not a representation or a guarantee that the tax results opined to herein or described in the Prospectus will be achieved. This opinion has no binding effect or official status of any kind, and no assurance can be given that the conclusions reached in this opinion would be sustained by a court if contested by the IRS. For purposes of our opinion, any statement that it is "more likely than not" that any tax position will be sustained means that in our judgment at least a 51% chance of prevailing exists if the IRS were to challenge the allowability of such tax position and that challenge were to be litigated and judicially decided.

     SUMMARY OF OPINIONS.
     -------------------

     In reliance on the representations and assumptions described herein and in the Prospectus, and subject to the qualifications set forth herein and in the Prospectus, we are of the opinion that the following material tax issues are more likely than not to have a favorable outcome on the merits for federal income tax purposes if challenged by the IRS, litigated and judicially decided:

     (1) The Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation;

     (2) The Partnership will not be classified as a "publicly traded partnership" under Section 7704 of the Code since the Partnership Agreement limits transfers of Units, except for transfers of Units which satisfy applicable safe harbors from "publicly traded partnership" status adopted by the IRS;

     (3) A Limited Partner's interest in the Partnership will be treated as a passive activity;

     (4) Partnership items of income, gain, loss, deduction and credit will be allocated among the General Partners and the Limited Partners substantially in accordance with the allocation provisions of the Partnership Agreement;

     (5) The Partnership will be treated for income tax purposes as the owner of Partnership Properties, title to which is held in the name of The Bank of New York (the "Agent") under the terms of the Custodial Agency Agreement;

     (6) The activities contemplated by the Partnership will be considered activities entered into for profit by the Partnership; and

     (7) The Partnership is not currently required to register as a tax shelter with the IRS under Section 6111 of the Code prior to the offer and sale of the Units based upon the General Partners' representation that the "tax shelter ratio" with respect to an investment in the Partnership, as defined in the Code and Regulations, will not exceed 2 to 1 for any investor as of the close of any year in the Partnership's first five calendar years.

     In addition, we are of the opinion that, in the aggregate, substantially more than half of the material federal income tax benefits contemplated by the Prospectus, in terms of their financial impact on a typical investor, will more likely than not be realized by an investor in the Partnership.

     We are unable to form opinions as to the probable outcome of certain material tax aspects of the transactions described in the Prospectus if challenged by the IRS, litigated and judicially decided, including (i) the deductibility of and timing of deductions for certain payments made by the Partnership, including but not limited to fees paid to the General Partners and their Affiliates, (ii) the issue of whether the Partnership will be considered to hold any or all of its properties primarily for sale to customers in the ordinary course of business, and (iii) whether the Partnership will be classified as a "tax shelter" under Section 6662(d) of the Code for purposes of determining certain potential exemptions from the application of the accuracy-related penalty provisions.

     As noted above, the IRS may also attempt to disallow or limit some of the tax benefits derived from an investment in the Partnership by applying certain provisions of the Code at the individual or partner level rather than at the partnership level. No opinion is given herein as to the tax consequences to Limited Partners with regard to any material tax issue which impacts at the individual or partner level and is dependent upon an individual Limited Partner's tax circumstances, including but not limited to, issues relating to the alternative minimum tax, investment interest limitations or the application of Section 183 of the Code at the partner level.

     As of the date of this opinion, no properties have been acquired by the Partnership, nor has the Partnership entered into any contracts to acquire any properties. Therefore, it is impossible at this time for us to opine on the application of federal income tax laws to the specific facts which will exist when properties are acquired by the Partnership.

     DISCUSSION.
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     1.   Partnership Classification (Generally).
          --------------------------------------

     The availability of the income tax attributes of the Partnership's activities to the Partners depends upon the classification of the Partnership as a partnership for federal income tax purposes and not as an association taxable as a corporation. In the event that the Partnership, for any reason, were to be treated for federal income tax purposes as an association taxable as a corporation, the Partners of the Partnership would be treated as shareholders with the following results, among others: (a) the Partnership would become a taxable entity subject to the federal income tax imposed on corporations; (b) items of income, gain, loss, deduction and credit would be accounted for by the Partnership on its federal income tax return and would not flow through to the Partners; and (c) distributions of cash would generally be treated as dividends taxable to the Partners at ordinary income rates, to the extent of current or accumulated earnings and profits of the Partnership, and would not be deductible by the Partnership in computing its income tax.

     Under current Regulations, an organization that qualifies as a limited partnership under state law (such as the Partnership) will be classified as a partnership unless it has more corporate characteristics than noncorporate characteristics. For this purpose, four major characteristics are identified. Treas. Reg. (S) 301.7701-2 (1960). Of the four major characteristics described in the Regulations, the Partnership will have the corporate characteristic of centralized management; however, it should not be deemed to have the corporate characteristics of: continuity of life (because the retirement, withdrawal or removal of both General Partners or the last remaining General Partner will cause a dissolution of the Partnership unless a majority in interest of the Limited Partners elect to continue the business of the Partnership) id. (S)
                                                                    --
301.7701-2(b)(1), as amended by T.D. 8475, 1993-1 C.B. 236; limited liability
(because the General Partners have "substantial assets" in addition to their interests in the Partnership and will be exposed to general liability to creditors of the Partnership) id. (S) 301.7701-2(d)(2); and free transferability
                              --
of interests (because the Partnership Agreement contains substantial restrictions on the transferability of the Units, which are intended to avoid termination or reclassification of the Partnership, to effect compliance with federal and state securities laws and to facilitate administration of Partnership affairs) id. (S) 301.7701-2(e)(1). Accordingly, the Partnership
                     --
should be deemed to have more noncorporate than corporate characteristics.

     Notwithstanding the foregoing, however, the IRS may take the position, under published guidelines providing for the issuance of rulings on partnership status to limited partnerships, that the Partnership should not be characterized as a partnership because it is not able to meet all of the tests set forth in such guidelines. See Rev. Proc. 92-88, 1992-2 C.B. 496; Rev. Proc. 92-35, 1992-
                  ---
1 C.B. 790, as amplified by Rev. Proc. 94-46, 1994-2 C.B. 688; Rev. Proc. 89-12,
1989-1 C.B. 798, as amplified by Rev. Proc. 94-46, 1994-2 C.B. 688, as modified by Rev. Proc. 92-87, 1992-2 C.B. 496, and Rev. Proc. 95-10, 1995-1 C.B. 501, and
as supplemented by Rev. Proc. 92-33, 1992-1 C.B. 782. It should be noted, however, that the guidelines contained in these Revenue Procedures are promulgated only for the purpose of determining whether a ruling regarding partnership status will be issued and such guidelines are not intended as substantive rules or audit criteria for a determination of partnership status. Rev. Proc. 89-12, supra at (S) 1.03.
                  -----

     Accordingly, although the General Partners do not intend to request a ruling from the IRS as to the classification of the Partnership as a partnership for income tax purposes, based upon the current Regulations, IRS rulings and judicial decisions under Section 7701(a) of the Code, and based upon certain representations of the General Partners and other assumptions as set forth herein and in the Prospectus, we are of the opinion that the Partnership will more likely than not be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation.

     In rendering this opinion, we have relied specifically upon the fact that the Partnership is duly organized as a limited partnership under the laws of the State of Georgia. This opinion is also premised expressly on the representation by the General Partners that the Partnership will be organized and operated strictly in accordance with the provisions of the Partnership Agreement. It should be noted in this regard that the General Partners are obligated under the terms of the Partnership Agreement to use their best efforts to take such actions as are necessary to preserve the Partnership's status as a partnership for tax purposes in light of any amendment to the Code, the Regulations promulgated thereunder or existing interpretations thereof. Recently, the IRS issued proposed regulations regarding entity classification which, if adopted, would supersede the current Regulations upon which our opinion as to characterization of the Partnership for federal income tax purposes is, in large part, based. If adopted in their current form, the proposed regulations would, in effect, permit an "eligible entity" to elect its status for federal income tax purposes. Under the proposal, the Partnership would be an eligible entity unless it were to be taxed as a corporation pursuant to the application of the publicly traded partnership rules discussed hereinbelow. Accordingly, if such proposed regulations were to be adopted substantially in the form issued, the Partnership would be eligible to elect partnership status for federal income tax purposes; however, if such proposals were amended so that the Partnership was not eligible to so elect or otherwise might not qualify as a partnership for federal income tax purposes, and if any such amendments were made applicable to previously formed partnerships, it is possible that the Partnership would not be able to elect to be treated as a partnership for federal income tax purposes under any such amended Regulations.

     2.   Partnership Classification (Status as a Publicly Traded Partnership).
          --------------------------------------------------------------------

     Section 7704 of the Code provides that even though an entity may be treated as a partnership under Section 7701(a) of the Code, entities which are deemed to be "publicly traded partnerships" will nonetheless be treated as corporations, rather than as partnerships, for federal income tax purposes. Under Section 7704(b), a publicly traded partnership is defined as any partnership whose interests are traded on an established securities market (or are readily tradeable on a secondary market or the substantial equivalent thereof).

     In June 1988, the IRS provided certain safe harbors from the definition of a publicly traded partnership in advance of the issuance of Regulations under
Section 7704. IRS Notice 88-75, 1988-2 C.B. 386. On November 29, 1995, the IRS issued final Regulations under Section 7704 (the "Section 7704 Regulations") effective for taxable years of a partnership beginning after 1995, which Regulations would, therefore, apply to the operations of the Partnership.
Treas. Reg. (S) 1.7704-1 (1995). The Section 7704 Regulations contain definitions of what constitutes an established securities market and a secondary market or the substantial equivalent thereof and what transfers may be disregarded in determining whether such definitions are satisfied with respect to the activities of a partnership. The Section 7704 Regulations further provide certain safe harbors (the "secondary market safe harbors") which, after taking into consideration all transfers other than those deemed disregarded, may be satisfied in order to avoid classification of such transfers as being made on a secondary market or the substantial equivalent thereof. The Section 7704 Regulations also make it clear, however, that the fact that a partnership does not qualify for a secondary market safe harbor shall be disregarded if, under all facts and circumstances, it is determined that interests in the partnership are not readily tradeable on a secondary market or the substantial equivalent thereof. Id. (S) 1.7704-1(c)(3).
          --

     One of the secondary market safe harbors provides that interests in a partnership will not be considered tradeable on a secondary market or the substantial equivalent thereof if the sum of the partnership interests transferred during any taxable year, other than certain disregarded transfers, does not exceed 2% of the total interests in the partnership's capital or profits. Disregarded transfers include, among other things, transfers by gift, transfers at death, transfers between family members, distributions from a qualified retirement plan, block transfers, which are defined as transfers by a partner and any persons related to such partner during any 30 calendar day period of partnership units representing more than 2% of the total interests in a partnership's capital or profits, and transfers not recognized by the partnership.

     The General Partners have represented that Units in the Partnership, when issued, will not be traded on an established securities market or a secondary market or the substantial equivalent thereof. Further, the General Partners have represented that they do not intend to cause the Units to be traded on an established securities market or a secondary market in the future. Further, the Partnership Agreement limits Unit transfers of all types to transfers of Units which satisfy an applicable secondary market safe harbor contained in the
Section 7704 Regulations (or which shall satisfy any other applicable safe harbor from "publicly traded partnership" status adopted by the IRS). The General Partners have represented that the Partnership will be operated strictly in accordance with the Partnership Agreement and that they will void any transfers or assignments of Units if they believe that such transfers or assignments will cause the Partnership to be treated as a publicly traded partnership under the Section 7704 Regulations or any Regulations adopted by the IRS in the future. Accordingly, based upon the foregoing, and assuming the Partnership will be operated strictly in accordance with the terms of the Partnership Agreement, we are of the opinion that it is more likely than not that the Partnership will not be classified as a publicly traded partnership under Section 7704 of the Code.

     If, notwithstanding the foregoing, the Partnership were deemed to be a publicly traded partnership, Section 7704(c) of the Code provides an exception to treatment as a corporation if 90% or more of the gross income of the Partnership for each taxable year consists of "qualifying income." Qualifying income includes interest, real property rents and gain from the sale or other disposition of real property. According to the legislative history of Section 7704, qualifying income does not include real property rents which are contingent on the profits of the lessees or income from the rental or lease of personal property. H.R. Rep. No. 495, 100th Cong., 1st Sess. 947, reprinted in
                                                                   ------------
[1987] U.S. Code Cong. & Ad. News 2313-1693. The General Partners have represented that they intend to operate the Partnership such that at all times more than 90% of the gross income of the Partnership will be derived from interest, real property rents (excluding rents which are contingent on the profits of the lessees and rents from rental of personal property) and gains from the sale of real property in an attempt to qualify for the 90% qualifying income exception. Hence, even if the Partnership were deemed to be a publicly traded partnership, assuming the Partnership is operated in accordance with its stated investment objectives, it is more likely than not that the qualifying income exception will be satisfied by the Partnership and that the Partnership will not be treated as a corporation for federal income tax purposes. It should also be noted, however, that even if the Partnership satisfies the qualifying income exception, being deemed to be a publicly traded partnership would nonetheless result in certain material adverse tax consequences to Limited Partners, including the treatment of income of the Partnership as portfolio income rather than passive income, as discussed hereinbelow.

     The remaining summary of federal income tax consequences in this opinion assumes that the Partnership will be classified as a partnership for federal income tax purposes. Accordingly, if as anticipated the Partnership is treated as a partnership for federal income tax purposes, the Partnership will not be treated as a separate taxable entity subject to federal income tax, but instead each Partner will be required to report on his federal income tax return for each year his distributive share of the Partnership's items of income, gain, loss, deduction or credit for that year, without regard to whether any actual cash distributions have been made to him.

     3.   Limitations on Deduction of Partnership Losses.
          ----------------------------------------------

     As noted, partnership deductions and losses are generally reflected in each partner's distributive share of such deductions and losses; however, the deductibility of a partner's share of such deductions and losses is subject to various limitations, including limitations relating to the basis of a limited partner's partnership interest, the deductibility of passive losses and the "at risk" provisions of the Code.

     (a)  Basis Limitations.
          -----------------

          A Limited Partner may not deduct his share of Partnership losses and deductions in excess of the adjusted basis of his Partnership interest determined as of the end of the taxable year. I.R.C. (S) 704(d). Losses which exceed a Partner's basis will not be allowed but may be carried over indefinitely and claimed as a deduction in a subsequent year to the extent that such Partner's adjusted basis in his Units has increased above zero. Id. A
                                                                     --
Limited Partner's adjusted basis in his Units will include his cash investment in the Partnership along with his pro rata share of any Partnership liabilities as to which no Partner is personally liable (such as any nonrecourse mortgage financing which, although not currently contemplated, could, with the approval of the Limited Partners, be incurred by the Partnership in the future). I.R.C.
(S)(S) 722 and 752(a). A Limited Partner's basis in his Units will be increased by his distributive share of the Partnership's taxable income and decreased (but not below zero) by his distributive share of the Partnership's losses and by the amount of any cash distributions which are made to him. I.R.C. (S) 705. (A decrease in a Limited Partner's share of nonrecourse Partnership liabilities included previously in the basis of his Units is treated for tax purposes as though it were a cash distribution to that Partner. I.R.C. (S) 752(b)). A cash distribution to a Limited Partner will constitute a return of capital to the extent of the basis of his Units and, in the event that a Limited Partner has no remaining basis in his Units, will generally be taxable to him as gain from the sale of his Units.

     (b)  Passive Loss Limitations.
          ------------------------

          The Code substantially restricts the ability of many taxpayers (including individuals, estates, trusts, certain closely-held corporations and certain personal service corporations) to deduct losses derived from so-called "passive activities." I.R.C. (S) 469(a). Passive activities generally include any activity involving the conduct of a trade or business in which the taxpayer does not materially participate (including the activity of a limited partnership in which the taxpayer is a limited partner) and certain rental activities (including the rental of real estate). I.R.C. (S) 469(c). Based on the above-cited authority, we are of the opinion that it is more likely than not a Limited Partner's interest in the Partnership will be treated as a passive activity. Accordingly, income and loss of the Partnership, other than interest or other similar income earned on temporary investments and working capital reserves (which would constitute portfolio income), will constitute passive activity income and passive activity loss, as the case may be, to Limited Partners.

     Generally, losses from passive activities are deductible only to the extent of a taxpayer's income or gains from passive activities and will not be allowed as an offset against other income, including salary or other compensation for personal services, active business income and "portfolio income," which includes nonbusiness income derived from dividends, interest, royalties, annuities and gains from the sale of property held for investment. I.R.C. (S) 469(e)(1). Passive activity losses that are not allowed in any taxable year are suspended and carried forward indefinitely and allowed in subsequent years as an offset against passive activity income in future years. I.R.C. (S) 469(f). Upon a taxable disposition of a taxpayer's entire interest in a passive activity to an unrelated party, suspended losses with respect to that activity will then be allowed as a deduction against: (i) first, any remaining income or gain from that activity including gain recognized on such disposition; (ii) then, net income or gain for the taxable year from other passive activities; and (iii) finally, any other non-passive income or gain. I.R.C. (S) 469(g). Under the Regulations, suspended losses derived from a specific Partnership Property would generally not be available to offset non-passive income or gain following the sale of such property (other than in liquidation of the Partnership) because similar real estate undertakings under common control and ownership of a pass-through entity such as the Partnership are generally aggregated into a single "activity" for purposes of these rules; hence, the sale of a single Partnership property not in liquidation of the Partnership would not be treated as a disposition of the entire interest in the passive activity. See Temp. Treas.
                                                             ---
Reg. (S) 1.469-4T(k)(2)(ii).

     In the case of partnerships which are deemed to be publicly traded partnerships, the Code provides that the passive activity loss rules are applied separately with respect to items attributable to a publicly traded partnership. I.R.C. (S) 469(k). Accordingly, if the Partnership were deemed to be a publicly traded partnership, Partnership losses, if any, would be available only to offset future non-portfolio income of the Partnership. H.R. Rep. No. 495, 100th Cong., 1st Sess. 951, reprinted in [1987] U.S. Code Cong. & Ad. News 2313-1697.
                      ------------
In addition, if the Partnership were deemed to be a publicly traded partnership which is not treated as a corporation because of the qualifying income exception, Partnership income would be treated as portfolio income rather than passive income. Id.
                 --

     (c)  At Risk Limitations.
          -------------------

          The deductibility of partnership losses is limited further by the "at risk" limitations in the Code. I.R.C. (S) 465(a). Limited partners who are individuals, estates, trusts and certain closely-held corporations are not allowed to deduct partnership losses in excess of the amounts which such limited partners are considered to have "at risk" at the close of the partnership's year. Id. A limited partner's amount "at risk" will include the amount of his
       --
cash capital contribution to the partnership plus his pro rata share of "qualified nonrecourse financing" of the partnership, if any. I.R.C. (S) 465(b). Qualified nonrecourse financing is defined to mean nonrecourse financing provided by a person unrelated to the taxpayer which is actively and regularly engaged in the business of lending money (other than a person from whom the property was purchased). I.R.C. (S) 465(b)(6). Unless and until the Partnership incurs any such financing, only the cash Capital Contribution of a Limited Partner will be taken into account when determining such Partner's amount "at risk." A limited partner's amount "at risk" is reduced by his allocable share of partnership losses and by partnership distributions and increased by his allocable share of partnership income. Any deductions disallowed to a limited partner under this limitation may be carried forward indefinitely and utilized in subsequent years to the extent that the limited partner's amount "at risk" is increased in those years.

     4.   Allocation of Profit and Loss.
          -----------------------------

     Generally, partnership items of income, gain, loss, deduction and credit are allocated among partners as set forth in the relevant partnership agreement pursuant to Section 704(a) of the Code. Section 704(b) provides, however, that if an allocation to a partner under the partnership agreement of income, gain, loss, deduction or credit (or items thereof) does not have substantial economic effect, such allocation will instead be made in accordance with the partner's interest in the partnership (determined by taking into account all facts and circumstances).

     The Partnership has not received an advance ruling with respect to whether its allocations of profits and losses will be recognized for federal income tax purposes, and the IRS may attempt to challenge the allocations of profits and losses made by the Partnership, which challenge, if successful, could adversely affect the Limited Partners by changing their respective shares of taxable income or loss.

     The Regulations under Section 704(b) (the "Section 704(b) Regulations") provide that in order to have economic effect: (i) partners' capital accounts must be determined and maintained in accordance with the Section 704(b) Regulations; (ii) upon the liquidation of the partnership, liquidating distributions must be made in accordance with the positive capital account balances of the partners after taking into account all capital account adjustments for the partnership's taxable year during which such liquidation occurs; and (iii) if a partner has a deficit balance in his capital account following the liquidation of his interest in the partnership after taking into account all capital account adjustments for the partnership taxable year during which such liquidation occurs, he must be unconditionally obligated to restore the amount of such deficit balance to the partnership. Treas. Reg. (S) 1.704-1(b)(2)(ii)(b) (1991).

     The Section 704(b) Regulations contain an alternate test for economic effect, however, which sets forth circumstances under which allocations will be deemed to have economic effect without the requirement to restore capital account deficits upon liquidation. Such alternative test provides that an allocation will be considered to have economic effect if the partnership agreement contains provisions satisfying (i) and (ii) above, the partnership agreement contains a "qualified income offset" provision and the allocation in question does not cause or increase a deficit balance in a partner's capital account as of the end of the partnership's taxable year to which such allocation relates. Treas. Reg. (S) 1.704-1(b)(2)(ii)(d) (1991). In determining whether an allocation causes or increases the deficit balance in a partner's capital account, such partner's capital account must be reduced for distributions that are reasonably expected to be made to such partner to the extent they exceed offsetting increases to such partner's capital account that are reasonably expected to occur during or prior to the partnership taxable years in which distributions reasonably are expected to be made. Id. A partnership agreement contains a qualified income
                      --
offset if it provides that a partner who unexpectedly receives an adjustment, allocation or distribution which causes a deficit capital account balance will be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate the deficit balance as quickly as possible. Id.
           --

     The Partnership Agreement provides for the determination and maintenance of capital accounts pursuant to the Section 704(b) Regulations and provides that liquidation proceeds are to be distributed in accordance with capital accounts; however, the Partnership Agreement does not contain any provision requiring Partners having deficit capital accounts to restore the amount of such capital account deficits upon liquidation. The Partnership Agreement does, however, contain a qualified income offset provision. The qualified income offset provision in the Partnership Agreement provides that in the event that any Partner receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes a deficit balance in such Partner's capital account, such Partner will be allocated items of income or gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain from such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. Accordingly, no Partner will be allocated items of loss or deduction which would cause his capital account to be reduced below zero in any year. In addition, the General Partners have represented that Partnership distributions are not anticipated to reduce any Limited Partner's capital account below zero and that distributions of Net Cash From Operations should not have a material effect on a Limited Partner's capital account since such distributions are anticipated to be matched by allocations of Net Income to such Partner.

     Even if the allocations of profits and losses of a partnership are deemed to have economic effect under the Section 704(b) Regulations, however, an allocation will not be upheld unless the economic effect of such allocation is "substantial." The Section 704(b) Regulations generally provide that the economic effect of an allocation is "substantial" if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by partners from a partnership, independent of tax consequences. Treas. Reg. (S) 1.704-1(b)(2)(iii) (1988). The economic effect of an allocation is presumed not to be substantial if there is a strong likelihood that the net adjustments to the partner's capital account for any taxable year will not differ substantially from the net adjustments which would have been made for such year in the absence of such allocation and the total tax liability of the partners for such year is less than it would have been in the absence of such allocations. Id. The economic effect will also be presumed not to be
              --
substantial where: (i) the partnership agreement provides for the possibility that the allocation will be largely offset by one or more other allocations;
(ii) the net adjustments to the partners' capital accounts for the taxable years to which the allocations relate will not differ substantially from the net adjustments which would have been recorded in such partners' respective capital accounts for such years if the original allocations and the offsetting allocations were not contained in the partnership agreement; and (iii) the total tax liability of the partners for such year is less than it would have been in the absence of such allocations. With respect to the foregoing provision, the
Section 704(b) Regulations state that original allocations and offsetting allocations will not be insubstantial if, at the time the allocations become part of the partnership agreement, there is a strong likelihood that the offsetting allocations will not, in large part, be made within five years after the original allocations are made. Id. The Section 704(b) Regulations further
                                    --
state that for purposes of testing substantiality, the adjusted tax basis of partnership property will be presumed to be the fair market value of such property, and adjustments to the adjusted tax basis of partnership property (such as depreciation or cost recovery deductions) will be presumed to be matched by corresponding changes in the property's fair market value. Id.
                                                                       --

     It should be noted that the Partnership Agreement contains a provision specially allocating items of depreciation, amortization and cost recovery expenses to Limited Partners holding Class B Status Units up to the amount which would reduce their capital accounts to zero. The Partnership Agreement also provides that upon the sale or other disposition of a Partnership Property, Gain on Sale is allocated first pursuant to the qualified income offset provisions described above, then to Partners having negative capital accounts, if any, until all negative capital accounts have been restored to zero, and then to Limited Partners holding Class B Status Units in an amount equal to the items of depreciation, amortization and cost recovery expense which were previously specially allocated to them with respect to the specific Partnership Property, the sale or disposition of which resulted in the Gain on Sale being allocated, but not in excess of the amount of Gain on Sale recognized by the Partnership pursuant to the sale or other disposition of said Partnership Property. Because of the presumption contained in the Section 704(b) Regulations that adjustments to the adjusted basis of a partnership's property will be presumed to be matched by corresponding changes in such property's fair market value, the foregoing allocation of Gain on Sale should not be considered to create a strong likelihood that the economic effect of the prior allocation of depreciation, amortization and cost recovery expenses would be offset within the meaning of the Section 704(b) Regulations. Moreover, the prohibition against transitory allocations in the Section 704(b) Regulations will not render original allocations invalid if, at the time the allocations become part of the partnership agreement, there is a strong likelihood that the offsetting allocations will not, in large part, be made within five years after the original allocations are made. Treas. Reg. (S) 1.704-1(b)(2)(iii) (1988). In this regard, the General Partners have represented that it is contemplated that the Partnership will hold each property which it acquires for development for a minimum period of ten years and that it will hold existing income-producing properties for a period of ten to 12 years.

     As noted in the preceding paragraph, the Partnership Agreement contains a provision specially allocating items of depreciation, amortization and cost recovery expenses to Limited Partners holding Class B Status Units up to the amount which would reduce their capital accounts to zero. In order to ensure that such Limited Partners will bear the risk of actual economic loss in the event that a Partnership Property is sold at a loss, the Partnership Agreement further provides for a special allocation of Sale Proceeds in favor of Limited Partners holding Class A Status Units in an amount equal to the excess of the original purchase price of such Partnership Property over the sale price of such Partnership Property but not in excess of the amount of the special allocation to Limited Partners holding Class B Status Units of items of depreciation, amortization and cost recovery expense with respect to the specific Partnership Property sold. Further, since the allocation of depreciation, amortization and cost recovery expense to Limited Partners holding Class B Status Units will cause decreases to their capital accounts and since the Partnership Agreement provides that liquidation proceeds will be distributed among the Partners in accordance with their capital accounts, Limited Partners holding Class B Status Units should be deemed to bear the economic risk of loss with respect to such deductions.

     If the allocations of profits and losses in a partnership agreement are deemed not to have substantial economic effect, then as stated above, the allocations will be made in accordance with partners' interests in the partnership as determined by taking into account all facts and circumstances. Treas. Reg. (S) 1.704-1(b)(3)(i) (1991). In this regard, the Section 704(b) Regulations provide that a partner's interest in a partnership will be determined by taking into account all facts and circumstances relating to the economic arrangement of the partners, including: (i) the partners' relative contributions to the partnership; (ii) the interests of the partners in economic profits and losses (if different from that in taxable income or loss); (iii) the interests of the partners in cash flow and other nonliquidating distributions; and (iv) the rights of the partners to distributions of capital upon liquidation. Id. (S) 1.704-1(b)(3)(ii).
              --

     Since the Partnership Agreement: (i) provides for the determination and maintenance of capital accounts in accordance with the Section 704(b) Regulations; (ii) provides that liquidation proceeds will be distributed to the

Partners in accordance with capital accounts; (iii) contains a qualified income offset provision; and (iv) shifts the economic risk of loss to the Limited Partners holding Class B Status Units, assuming the allocations of depreciation, cost recovery and amortization expense to such Limited Partners were matched by corresponding reductions in the fair market value of the Partnership's Property, and assuming the accuracy of the representations of the General Partners that the Partnership will be operated strictly in accordance with the terms of the Partnership Agreement, we are of the opinion that it is more likely than not that Partnership items of income, gain, loss, deduction and credit will be allocated among the General Partners and the Limited Partners substantially in accordance with the allocation provisions of the Partnership Agreement.

     5.   Federal Income Tax Consequences Relating to the Custodial Agency
          ----------------------------------------------------------------
Agreement and other Potential Uses of Nominee Corporations.
- ----------------------------------------------------------

     Title to properties acquired on behalf of the Partnership will be held in the name of The Bank of New York (the "Agent"), as agent for the Partnership. In addition, the Partnership may be required to utilize other nominee corporations or land trusts to hold title to property by reason of the laws of local, state or other jurisdictions.

     Historically, judicial decisions have in certain circumstances treated nominee corporations used for the purpose of holding legal title to property for the benefit of a partnership as the owner of the property for tax purposes, resulting in the loss of depreciation, interest and other deductions claimed by the equitable owner of the property. See, e.g., George v. C.I.R., 803 F.2d 144
                                      ---  ----  ----------------
(5th Cir. 1986); Frink v. C.I.R., 798 F.2d 106 (4th Cir. 1986).  More recent
                 ---------------
judicial decisions have held, however, that in instances where an agent, pursuant to a written agency agreement, holds title to real property as agent for limited purposes, holds itself out as an agent and not as a principal in all dealings with third parties, has no obligation to maintain the property, and is indemnified and held harmless by the principal from and against liabilities which it might sustain as agent, the principal rather than the agent will be treated as the owner of the real property for tax purposes. E.g., C.I.R. v.
                                                             ----  ---------
Bollinger, 485 U.S. 340 (1988).
- ---------

     Under the terms of the Custodial Agency Agreement, the Agent will hold title to properties as agent for the Partnership and is required to hold itself out as agent for the Partnership (and not as principal) in all dealings with third parties. Further, the Agent has no obligation to maintain Partnership Properties, and the Partnership and the General Partners have agreed to indemnify and hold the Agent harmless from and against liabilities which it might sustain as agent under the Custodial Agency Agreement. Based upon our review of the judicial decisions in this area and the Custodial Agency Agreement between the Partnership and the Agent, it is our opinion that it is more likely than not the Partnership will be treated for income tax purposes as the owner of Partnership Properties, title to which is held in the name of the Agent under the terms of the Custodial Agency Agreement.

     6.   Activities Not Engaged in for Profit.
          ------------------------------------

     Section 183 of the Code provides for the disallowance of deductions attributable to activities "not engaged in for profit." The term "not engaged in for profit" is defined as any activity other than an activity that constitutes a trade or business or an activity that is engaged in for the production or collection of income. I.R.C. (S) 183(c). In general, an activity will be considered as entered into for profit where there is a reasonable expectation of profit in the future; however, the determination of whether an activity is engaged in for profit is based upon the facts and circumstances of each case. Treas. Reg. (S) 1.183-2(a) (1972).

     Based upon the investment objectives of the Partnership and the representations of the General Partners that the Partnership will be operated in a business-like manner in all material respects and strictly in accordance with the Partnership Agreement and this Prospectus, based upon our analysis of the relevant factors to be considered set forth in the Regulations, and assuming the determination as to whether the activities of the Partnership are activities entered into for profit under Section 183 is made at the partnership level (see
                                                                            ---
Vorsheck v. C.I.R., 933 F.2d 757 (9th Cir. 1991); Brannen v. C.I.R., 722 F.2d
- ------------------                                -----------------
695 (11th Cir. 1984)), we are of the opinion that it is more likely than not that the activities contemplated by the Partnership will be considered activities entered into for profit by the Partnership.

     Since the test of whether an activity is deemed to be engaged in for profit is based upon facts and circumstances that exist from time to time, however, the principles of Section 183 may be applied in the future to disallow deductions otherwise allocable to Limited Partners from Partnership operations, and we are unable to give an opinion on the applicability of Section 183 to the Partnership if our underlying assumptions are changed. Further, we give no opinion as to the application of Section 183 at the partner level.

     7.   Tax Shelter Registration.
          ------------------------

     Under Section 6111 of the Code, any entity deemed to be a "tax shelter" as defined in Section 6111(c) is required to register with the IRS. For these purposes, a "tax shelter" is defined as any investment with respect to which (i) a person can reasonably infer from the representations made that the "tax shelter ratio" for any investor may be greater than 2 to 1 as of the close of any of the first five years ending after the date in which the investment is offered for sale; and (ii) is either registered under federal or state securities laws, sold pursuant to an exemption from such registration which requires the filing of a notice with a federal or state securities agency or is a substantial investment. Temp. Treas. Reg. (S) 301.6111-1T, Q&A 4. The "tax shelter ratio" is determined by dividing the investor's share of the aggregate deductions derived from the investment, determined without regard to income or any limitations on the deductibility of passive losses, by the amount of an investor's contributions. Id. Q&A 5, 13 and 14.
                           --

     The aggregate amount of the deductions potentially allowable to any of the Partners, including the General Partners, in the offering of Units in the Partnership is not expected, and has not been represented in the Prospectus or any other writing connected with the offering approved by the General Partners, to exceed an amount equal to twice any such Partner's investment in the Partnership in any of the Partnership's first five calendar years. In addition, the General Partners have represented that, in the absence of events which are unlikely to occur, the aggregate amount of deductions derived from any Partner's investment in the Partnership, determined without regard to income, will not exceed twice the amount of any such Partner's investment in the Partnership as of the close of any year in the Partnership's first five calendar years. Further, even if the Partnership were deemed to constitute a tax shelter under
Section 6111, the Regulations provide that the registration requirements are suspended with respect to a tax shelter that qualifies as a "projected income investment." Temp. Treas. Reg. (S) 301.6111-1T, Q&A 57. The Regulations define a "projected income investment" as a tax shelter that is not expected to reduce the cumulative tax liability of any investor for any year during the first five years ending after the date in which the investment is offered for sale. Id. A
                                                                          --
tax shelter is not expected to reduce the cumulative tax liability of an investor for any year during the five year period only if (a) a written financial projection or other written representation that is provided the investor prior to sale of interests in the investment states (or leads a reasonable investor to believe) that the investment will not reduce the investor's tax liability with respect to any year in the five year period, and
(b) no written or oral projections or representations, other than those related to circumstances that are highly unlikely to occur, state (or lead a reasonable investor to believe) that the investment may reduce the cumulative tax liability of any investor with respect to such years. Id.
                                             --

     Based upon the authority of the Regulations and the representations of the General Partners that, in the absence of events which are unlikely to occur, the "tax shelter ratio" with respect to an investment in the Partnership will not exceed 2 to 1 for any investor as of the close of any year in the Partnership's first five calendar years, we are of the opinion that it is more likely than not the Partnership is not currently required to register as a tax shelter with the IRS under Section 6111 of the Code prior to the offer and sale of the Units.

     8.   Other Material Tax Issues.
          -------------------------

     A.   Depreciation and Cost Recovery.  Section 167(a) of the Code provides
          ------------------------------
that the real property improvements acquired or constructed by the Partnership and the personal property acquired by the Partnership shall generally be entitled to a reasonable allowance for exhaustion, wear and tear or obsolescence. The amount of the allowable deduction is generally determined under Section 168 of the Code.

     In this regard, Section 168(g)(1)(B) and (g)(2) of the Code provides that to the extent real property constitutes "tax-exempt use property," the cost recovery period will be 40 years, and in the case of personal property which constitutes "tax-exempt use property," the recovery period will be 12 years and the straight-line method must be utilized for determining deductions in each case. "Tax-exempt use property" generally includes that percentage of depreciable property owned by a partnership which equals the percentage of the partnership interests owned by tax-exempt entities unless all allocations of partnership items to the tax-exempt entity are "qualified allocations." I.R.C.
(S) 168(h)(6). The allocations under the Partnership Agreement will not constitute "qualified allocations," and the General Partners have represented that all of the Partnership's real and personal property will be treated as "tax-exempt use property" to be depreciated for tax purposes using the straight-line method over 40 year and 12 year recovery periods, respectively.

     It should also be noted that if the Partnership were determined to be holding one or more properties primarily for sale to customers in the ordinary course of business, the Partnership might not be entitled to depreciation allowances with respect to such properties, or such depreciation allowances could be substantially curtailed. See I.R.C. (S) 167(a).
                                   ---

     B.   Income Tax Treatment of Certain Payments Made by the Partnership.  The
          ----------------------------------------------------------------
income tax consequences to the Partnership as a result of certain payments made by the Partnership will be as follows:

          (i) No deduction will be allowed for the cost of organizing the Partnership, but at the election of the Partnership certain qualified organizational costs may be amortized ratably over a period of not less than 60 months. I.R.C. (S) 709(b). Organizational expenses are generally defined as expenses which are incident to the creation of a partnership, are chargeable to a capital account and are of a character which, if expended incident to the creation of a partnership having an ascertainable life, would be amortized over such life.

     In addition, certain start-up expenditures may, at the election of the taxpayer, be amortized ratably over a period of not less than 60 months. I.R.C.
(S) 195. Under Section 195, start-up expenditures which may qualify for this treatment include amounts which are paid or incurred in connection with investigating the creation or acquisition of the business, the actual creation of an active trade or business, and any activity engaged in for profit and the production of income before the active trade or business begins, in anticipation of such activity becoming an active trade or business, and which would otherwise be deductible in the year in which paid or incurred.

     The cost of syndicating the Partnership, including costs and expenditures incurred in connection with promoting and marketing the Units such as sales commissions, professional fees and printing costs, are neither deductible nor amortizable. I.R.C. (S) 709(a).

          (ii) The Partnership intends to claim deductions for property management fees and leasing fees paid to Affiliates of the General Partners. Such fees will be deductible by the Partnership only to the extent that such expenses are ordinary and necessary and reasonable in amount. I.R.C. (S) 162(a). Because the issue is dependent upon factual determinations which will not be known until the actual services are performed and such fees are paid by the Partnership, we are unable to render an opinion as to whether such fees will constitute ordinary and necessary business expenses deductible under Section 162 of the Code.

          (iii) Any ongoing expenses of the Partnership paid to the General Partners, such as management fees, will be deductible by the Partnership only to the extent that such expenses are ordinary and necessary and reasonable in amount and either are received by the General Partners otherwise than in their capacities as Partners under Section 707(a) of the Code or if they constitute guaranteed payments to the General Partners under Section 707(c) of the Code. Because these issues are dependent upon factual determinations which will not be known until actual services are performed and such fees are paid by the Partnership, we are unable to render an opinion as to whether such fees will be deductible by the Partnership.

     In summary, since the appropriate classification of fees and expenses paid by the Partnership into their proper categories and a determination of whether certain fees and expenses are ordinary and necessary and reasonable in amount depend upon facts relating to and existing at the time the services are to be rendered to the Partnership, we are unable to render an opinion as to the probable outcome if the IRS were to challenge the deductibility (or the timing of deduction or amortization) of those fees and expenses.

     C.   Investment by Qualified Plans and Other Tax-Exempt Entities.  The IRS
          -----------------------------------------------------------
may take the position that income derived from the ownership of Units should be subject to federal income tax as "unrelated business taxable income" ("UBTI"), which is defined generally as income derived from any unrelated trade or business carried on by a tax-exempt entity or by a partnership of which it is a member. I.R.C. (S) 512(a).

     While the types of income and gain which should be realized by the Partnership should not generally constitute UBTI within the meaning of Section 512(a) of the Code, all or a portion of such income would constitute UBTI if the Partnership were to own property which is subject to "acquisition indebtedness." I.R.C. (S) 512(b)(4). Acquisition indebtedness is defined as the unpaid amount of: (i) indebtedness incurred in acquiring or improving property; (ii) indebtedness incurred before the acquisition or improvement of property if such indebtedness would not have been incurred but for such acquisition or improvement; and (iii) indebtedness incurred after the acquisition or improvement of property if such indebtedness would not have been incurred but for such acquisition or improvement and the incurrence of such indebtedness was reasonably foreseeable at the time of such acquisition or improvement. I.R.C.
(S) 514(c)(1). The Partnership's acquisitions of property will be made on an all cash basis; however, the Partnership Agreement does authorize the Partnership, inter alia, to borrow funds in order to finance improvement of and
             ----- ----
improvements to properties when the General Partners deem such improvements to be necessary to protect the capital previously invested in the properties, to protect the value of the Partnership's investment in a property or to make a particular property more attractive for sale or lease. The General Partners have represented that they will not exercise this authority on behalf of the Partnership unless they have first received an opinion of counsel that the proposed indebtedness more likely than not will not cause the income of the Partnership to be characterized as UBTI.

     If all or any portion of the Partnership's income were to be characterized as UBTI by reason of the "acquisition indebtedness" rules, the "dealer" status rules (discussed at paragraph F below) or otherwise, a tax-exempt entity holding Units would be required to report a portion of its pro rata share of the Partnership's taxable income as UBTI. I.R.C. (S) 514(a)(1). Moreover, a "charitable remainder trust" qualifying for exemption from income taxation under
Section 664 of the Code would lose such exemption with respect to all of its income for a tax year in which UBTI is derived from its ownership of Units and would be required to file an income tax return on Form 1041. A tax-exempt entity (other than a charitable remainder trust) is required to file an Exempt Organization Business Income Tax Return when its gross UBTI from all sources exceeds $1,000 in any year and it is generally taxable on UBTI in excess of $1,000 in each year.

     D.   Characterization of Leases.  The Partnership has the authority to
          --------------------------
purchase properties and lease them back to the sellers of such properties pursuant to "sale-leaseback" transactions. The tax benefits described in the Prospectus associated with ownership of a property, such as depreciation or cost recovery deductions, will depend on having the lease in any such leaseback transaction treated as a "true lease" under which the Partnership is treated as the owner of the property for federal income tax purposes, rather than having such transaction treated as a conditional sale of the property or a financing transaction entered into with the seller. See Rev. Rul. 72-408, 1972-2 C.B. 86.
                                           ---

     In this regard, judicial decisions and administrative pronouncements of the IRS make it clear that the characterization of a transaction as either a true lease, conditional sale or financing is determined on the basis of weighing many factors, although courts have reached different conclusions even in instances where the characteristics of two transactions are substantially similar. The factors considered by courts derive primarily from the analyses in the case of

Frank Lyon Company v. United States, 435 U.S. 561 (1978) and Revenue Ruling 55-
- -----------------------------------
540, 1955-2 C.B. 39. Typically, the matters considered by courts and the IRS are: (i) the extent to which the transaction is entered into by the lessor with a bona fide profit motive and the extent to which the lessor will forfeit economic benefits if it forfeits the property; (ii) the extent to which rentals are equivalent to fair market rental value of the property and the extent to which the lessor will derive cash flow during the term of the lease; (iii) the extent to which the lessor's investment is "at risk" at the inception of the lease and at all times during the lease term; (iv) the extent to which the original cost of the property does not exceed its fair market value at the time of purchase; (v) the lessor's original cost for the property compared to the anticipated fair market value at the end of the lease term; (vi) whether the lessee has the right to purchase the property at the end of the lease term at less than fair market value; (vii) whether the lessee furnishes funds to, or makes any guaranties on behalf of the lessor; (viii) the extent to which the lease is entered into on a "net" basis; (ix) the extent to which the lessee or the lessor controls the price and terms of settlement in the event of casualty to, or condemnation of, the leased property; (x) whether the lessee may assign its leasehold without the lessor's consent; (xi) whether the lessor may assign its interest without the lessee's consent; (xii) whether the lessee has any unilateral authority to cancel the lease; and (xiii) whether the lessor or the lessee will be the beneficiary of any appreciation in value of the leased property.

     The General Partners have represented that they will use their best efforts to structure any sale-leaseback transactions such that the lease will be characterized as a true lease; however, if any such transaction were characterized as a financing for federal income tax purposes, depreciation and cost recovery deductions would not be available to the Partnership, and any income derived from the leaseback by the Partnership would be treated as "interest" which is "portfolio income," rather than passive activity income.

See I.R.C. (S) 469.
- ---

     E.   Sales of Partnership Property.  The General Partners anticipate that
          -----------------------------
most and perhaps all of the assets to be acquired and held by the Partnership will constitute "Section 1231 property," defined as real property and depreciable assets used in a trade or business and held for more than one year. I.R.C. (S) 1231(a). To the extent that Partnership assets constitute Section 1231 property, a Limited Partner's share of the gains or losses resulting from the sale of the Partnership's assets would be combined with any other Section 1231 gains or losses realized by the Limited Partner in that year from sources other than the Partnership, and the net Section 1231 gain or loss would be treated as long-term capital gain (subject to depreciation or cost recovery allowance recapture, if any) or ordinary loss, as the case may be. Net Section 1231 gains must be treated as ordinary income, however, to the extent of the aggregate amount of net Section 1231 losses claimed for the five most recent taxable years (to the extent such losses have not previously been "recaptured" pursuant to this rule). I.R.C. (S) 1231(c).

     Gain will be recognized by the Partnership to the extent that the amount realized from any sale of Partnership Property exceeds the adjusted basis of such property. I.R.C. (S) 1001(a). The adjusted basis of Partnership Property will in general be its original cost less depreciation and cost recovery allowances allowed to the Partnership with respect to such property. I.R.C. (S) 1011. Loss will be recognized to the extent that the adjusted basis of such property exceeds the amount realized. The amount realized from a sale or other disposition of property includes the sum of cash and property received plus the amount of any liabilities assumed by the purchaser or to which the property remains subject. I.R.C. (S) 1001(b).

     Any excess of gains over losses realized by the Partnership on sales of capital assets (generally all property other than property held primarily for sale in the ordinary course of a trade or business or Section 1231 property) held for more than one year will be long-term capital gain. I.R.C. (S) 1201. Any excess of losses over gains by the Partnership on the sales of any such capital assets held for more than one year will be net long-term capital loss.

     F.   Property Held Primarily for Sale.  The Partnership has been organized
          --------------------------------
for the purpose of acquiring and developing real estate for investment and rental purposes; however, if the Partnership were at any time deemed for tax purposes to be a "dealer," i.e., a seller of real estate held primarily for
                           ----
sale to customers in the ordinary course of a trade or business, any gain recognized upon a sale of such real property would be taxable as ordinary income, rather than as capital gain, and would constitute UBTI to Limited Partners which are Exempt Organizations. I.R.C. (S)(S) 1221(1) and 512(b)(5)(B).

     Whether property is held primarily for sale to customers in the ordinary course of a trade or business must be determined from all the facts and circumstances surrounding the particular property and sale in question. In this regard, the General Partners have represented that the Partnership intends to acquire real estate and construct improvements thereon for investment and rental only and to engage in the business of owning and operating such improvements. Further, the Partnership will make sales thereof only as, in the opinion of the General Partners, are consistent with the Partnership's investment objectives. The IRS may take the position, however, that the gain realized on the sale of a Partnership Property should be characterized as ordinary income (and UBTI). Because the resolution of this issue is dependent upon facts which will not be known until the time a property is sold or held for sale, and due to the lack of judicial authority in this area, we are unable to render an opinion as to whether the Partnership will be considered to hold any or all of its properties primarily for sale to customers in the ordinary course of a trade or business.

     G.   Sales of Limited Partnership Units.  The gain or loss realized on any
          ----------------------------------
sale of Units by a Limited Partner (who is not a "dealer" with respect to such Units) who has held the Units for more than one year will be long-term capital gain or loss, except for that portion of any gain attributable to such Limited Partner's share of the Partnership's "unrealized receivables" and "substantially appreciated inventory," which portion would be taxed as ordinary income. I.R.C.
(S) 741. Potential cost recovery allowance recapture on personal property associated with Partnership Property will be treated as "unrealized receivables" for this purpose. I.R.C. (S) 751(c). The Partnership generally must report to the IRS the sale or exchange of any partnership interest where any portion of the consideration received in exchange for such interest is attributable to "unrealized receivables" of the Partnership. I.R.C. (S) 6050K.

     Gain or loss on any such sale will be measured by the difference between the gross sale price and the Limited Partner's adjusted tax basis in his Units. I.R.C. (S) 1001(a). In computing the gross proceeds received from the sale or other disposition of his Units, a Partner must include among other things his share of the Partnership's nonrecourse indebtedness, if any. Treas. Reg. (S) 1.752-3 (1991).

     H.   Dissolution and Liquidation of the Partnership.  The dissolution and
          ----------------------------------------------
liquidation of the Partnership will involve the distribution to the Partners of the cash remaining after the sale of its assets, if any, and after payment of all the Partnership's debts and liabilities. If a Partner receives cash in excess of the basis of his Units, such excess will be taxable as a gain. I.R.C.
(S) 731(a)(1). If a Partner were to receive only cash upon dissolution and liquidation, he would recognize a loss to the extent, if any, that the adjusted basis of his Units exceeded the amount of cash received. I.R.C. (S) 731(a)(2). There are a number of exceptions to such general rules, however, including but not limited to, the effect of a special basis election under Section 732(d) of the Code for a Partner who may have acquired his Partnership interest within the two years prior to the dissolution, and the effects of distributing one kind of property to some Partners and a different kind of property to others under
Section 751(b) of the Code.

     I.   Foreign Investors.  Non-resident aliens, foreign corporations, foreign
          -----------------
partnerships, foreign trusts and foreign estates (collectively referred to as "foreign investors") who are partners in a partnership engaged in a trade or business in the United States will be considered to be engaged in such trade or business, even if such foreign investors are only limited partners. A foreign investor engaged in a U.S. trade or business who has income that is "effectively connected" with that trade or business will be subject to regular U.S. income taxes. I.R.C. (S) 871(b).

     After the Partnership has acquired income-producing equity investments, the anticipated activities of the Partnership will likely constitute a U. S. trade or business and a "permanent establishment" within the meaning of the Code and tax treaties entered into with foreign jurisdictions ("Tax Treaties") and the income from such investments (i.e., rents) will likely be deemed to be
                              ----
effectively connected with that trade or business. Therefore, a foreign investor who becomes a Limited Partner in the Partnership will be required to file a U.S. income tax return on which he must report his distributive share of the Partnership's items of income, gain, loss, deduction and credit, and pay U.S. income taxes at regular U.S. income tax rates on his share of any Net Income. In addition, Section 1446 of the Code provides for withholding taxes in an amount equal to 31% (34% in the case of foreign corporate investors) of the effectively connected taxable income allocated to such foreign investors. See
                                                                           ---
generally Rev. Proc. 89-31, 1989-1 C.B. 895, as modified by Rev. Proc. 92-66,
- ---------
1992-2 C.B. 428.

     Since a foreign investor who becomes a Limited Partner in the Partnership will likely be considered to be engaged in a U.S. trade or business and to have a permanent establishment in the United States, certain types of U.S. related income from other business transactions of the foreign investor could also be attributed to that trade or business or permanent establishment under the Code or a Tax Treaty (e.g., rents from other U.S. real estate owned by such
                 ----
investor). Furthermore, a foreign investor may be subject to tax on his distributive share of the Partnership's income and gain in his country of nationality, residence or elsewhere. The method of taxation in such jurisdictions, if any, may vary considerably from the U.S. tax system with respect to characterization of the Partnership and its income.

     It should also be noted that a foreign investor's allocable share of escrow earnings and interest income from funds placed in temporary investments pending acquisition of income-producing equity investments will likely not be considered to be U.S. source income effectively connected with a U.S. trade or business, and the foreign investor will not be deemed to be otherwise engaging in a U.S. trade or business with respect to those investments. Accordingly, the Partnership will generally be obligated to withhold U.S. tax in the amount of 30% of such investor's allocable share of the income derived from these investments. I.R.C. (S) 1441(a).

     A foreign investor will also be subject to U.S. income tax on gain realized from the sale of a United States real property interest and also, for this purpose, the sale of a Unit. I.R.C. (S) 897. Further, under Section 1445 of the Code, a partnership is required to withhold tax equal to 34% of the foreign investor's allocable share of the gain realized from the sale of partnership real property (regardless of whether an actual distribution is made to such investor). I.R.C. (S) 1445(e)(1). The amount required to be withheld by a purchaser of Units is generally equal to 10% of the purchase price paid for the Units. I.R.C. (S) 1445(e)(5); Temp. Treas. Reg. (S) 1.1445-11T.

     It is impossible for us to predict the impact of the above-described general principles on specific foreign investors, or how the provisions of any Tax Treaty between the United States and the foreign investor's country of nationality or residence may affect these results. Accordingly, we give no opinion as to the income tax consequences to a foreign investor investing as a Limited Partner in the Partnership.

     J.   State and Local Taxes.  The Partnership will conduct its activities
          ---------------------
and own properties in different taxing jurisdictions. Accordingly, it is likely that an investment in the Partnership will impose upon a Limited Partner the obligation to file annual tax returns in a number of different states or localities, as well as the obligation to pay taxes to a number of different states or localities. In addition, many states require partnerships to withhold and pay state income taxes owed by non-resident partners relating to income-producing properties located in such states.

     The Prospectus makes no attempt to summarize the state and local tax consequences to a Limited Partner in those states in which the Partnership may own properties or carry on activities, and it is impractical for us to opine on all state laws or to predict the states in which the Partnership may own properties. However, the issues which a Limited Partner should consider include: (i) whether the state in which he resides will impose a tax upon his share of the taxable income of the Partnership; (ii) whether an income tax or other return must be filed in those states where the Partnership will acquire properties; and (iii) whether he will be subject to state income tax withholding in states where the Partnership will acquire properties.

     K.   General Considerations.
          ----------------------

          (i) Partnership Items.  The income tax treatment of all Partnership
              -----------------
items will be determined at the partnership level. I.R.C. (S) 6221. In this regard, the General Partners will take primary responsibility for contesting federal income tax adjustments proposed by the IRS, to extend the statute of limitations as to all Partners and, in certain circumstances, to bind the Limited Partners to such adjustments. For partnerships such as the Partnership, where the total number of partners is more than 100, the IRS is not required to furnish notice of the commencement of any administrative proceeding or the final disposition of any such proceeding to any partner having less than a 1% interest in the profits of the partnership. I.R.C. (S) 6223(b).

          (ii) Accuracy-Related Penalties.  Under Section 6662 of the Code, a
               --------------------------
penalty equal to 20% of any underpayment of tax due to (i) negligence or disregard of rules or regulations, (ii) any substantial valuation misstatement, or (iii) any "substantial understatement of income tax" can be imposed on a taxpayer. In general, a "substantial understatement of income tax" will exist if the actual income tax liability of the taxpayer exceeds the income tax liability shown on his return by the greater of 10% of the actual income tax liability or $5,000 ($10,000 in the case of a corporation other than a Subchapter S corporation or a personal holding company). I.R.C. (S) 6662(d)(1). Unless the understatement is attributable to a "tax shelter," the amount of an understatement is reduced by any portion of such understatement which is attributable to (a) the income tax treatment of any item shown on the return if there is "substantial authority" for the taxpayer's treatment of such item on his return or (b) any item with respect to which the taxpayer adequately discloses on his return the relevant facts affecting the item's income tax treatment. I.R.C. (S) 6662(d)(2). In the case of a "tax shelter," which is defined in Section 6662(d)(2)(C)(ii) of the Code as a partnership or other entity, plan or arrangement that has as its principal purpose the avoidance or evasion of federal income tax, this reduction in the understatement only will apply in cases where, in addition to having "substantial authority" for treatment of the item in question, the taxpayer reasonably believed that the income tax treatment of that item was more likely than not the proper treatment. I.R.C. (S) 6662(d)(2)(C)(i).

     Although the Partnership is not intended to be a so-called "tax shelter," it is possible that it may be considered a tax shelter for purposes of Section 6662 of the Code and that certain Partnership tax items could be considered tax shelter items within the meaning of Section 6662. Based on the investment objectives of the Partnership, the General Partners believe there are substantial grounds for a determination that the Partnership does not constitute a tax shelter; however, because the issue is dependent upon facts relating to future Partnership operations, the acquisition and disposition of Partnership Properties and other factual determinations which are not known at this time, we are unable to render an opinion as to whether an investment in the Partnership will be considered a tax shelter for purposes of determining certain potential exemptions from the application of Section 6662 of the Code.

          (iii)  Tax Shelter Investor Lists.  Section 6112 of the Code requires
                 --------------------------
that a list identifying each person who has invested in a potentially abusive tax shelter be maintained by the tax shelter organizer. The list must include the name, address and taxpayer identification number of each investor, as well as certain other information. The organizer is also required to make the list available for inspection upon request by the IRS. The term "potentially abusive tax shelter" is defined for this purpose as (i) any tax shelter with respect to which registration is required, as described above, and (ii) any other entity, plan or arrangement that is treated by applicable Regulations as a tax shelter for purposes of the list requirements. The Regulations under Section 6112 clarify that an entity which is a tax shelter under Section 6111, but which is not required to register as such because it qualifies as a "projected income investment," continues to be subject to the list requirements of Section 6112. Although the General Partners do not believe that the Partnership constitutes a potentially abusive tax shelter, the General Partners do intend to maintain a list of the Limited Partners as required by Section 6112 of the Code.

     9.   Aggregate Opinion.
          -----------------

     Subject to the assumptions and limitations set forth herein, it is our opinion that it is more likely than not that, in the aggregate, substantially more than half of the material tax benefits contemplated by the Prospectus, in terms of their financial impact on a typical investor, will be realized by an investor in the Partnership. We advise you further that the section of the Prospectus entitled "Federal Income Tax Consequences" accurately reflects our opinion with respect to those matters therein as to which an opinion is specifically attributed to us.

     Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm under the captions "Legal Opinions" and "Federal Income Tax Consequences" in the Prospectus concerning this opinion.

                              Very truly yours,

                              /s/ Holland & Knight
                              --------------------
                              HOLLAND & KNIGHT